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                                   EXHIBIT 28



                             UNIPROP INCOME FUND II
                            1997 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop
Income Fund II's nine properties.   The table below sets forth certain
appraisal information for each property, as well as a comparison to the original cash purchase price:


(IN $1,000)
                                                           CASH
                       3/97        3/96        96/97     PURCHASE       97CPP
  PROPERTY          APPRAISALS  APPRAISALS   VARIANCE      PRICE      VARIANCE
  Ardmor Village       $7,250      $7,000       3.6%       $5,316       36.4%
  Camelot Manor         6,700       6,500       3.1%        4,600       45.7%
  Country Roads         2,200       2,000      10.0%        3,183      (30.9%)
  Dutch Hills           5,750       5,600       2.7%        4,198       37.0%
  El Adobe             11,000      10,700       2.8%        7,400       48.7%
  Paradise Village      8,800       8,800       0.0%        8,800       00.0%
  Stonegate Manor       6,400       6,300       1.6%        4,652       37.6%
  Sunshine Village     11,000      10,900       .92%        6,092       80.6%
  West Valley          15,500      15,100       2.7%       11,448       35.4%
                      -------     -------      -----      -------     ------

  Grand Total:        $74,600     $72,900       2.3%      $55,689       34.0%

                    1997 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 1997 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:


o      Sale of the Properties in March 1997 for their appraised value.
o      Costs and selling expenses are 3.0% of the sale price.
o      Tax consequences of a sale are not taken into consideration.


The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $12.81 is calculated as follows:


              Aggregate appraised value:        $   74,600,000

              Less:Selling Expenses (3.0%)           2,238,000
                     Mortgage Debt:                 30,045,000
                                                --------------

              Net Sales Proceeds:                   42,317,000
                                                ==============

              Number of Units:                       3,303,387
              Net Sales Proceeds per unit:              $12.81